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                                                                    EXHIBIT 11.1

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES
          COMPUTATION OF EARNINGS PER WEIGHTED AVERAGE COMMON SHARE(a)
                        (In Millions, Except Share Data)

                                                                      Years Ended June 30,
                                                           -----------------------------------------
                                                             1995             1996             1997
                                                             ----             ----             ----
Basic and fully diluted
  Earnings:
    Net income (loss)                                      $      5          $    88        $     (56)
    Preferred stock dividends                                   (71)             (82)             (70)
                                                           --------          -------        ---------
    Net income (loss) attributable to common shares        $    (66)         $     6        $    (126)
                                                           ========          =======        =========

  Shares:
    Weighted average number of common shares outstanding    400,285          391,806        6,991,111
                                                           ========          =======        =========

    Basic and fully diluted
      earnings per common share                            $(163.69)         $ 14.87        $  (18.01)
                                                           ========          =======        =========



(a) See accompanying notes to June 30, 1995, 1996, and 1997 consolidated financial statements.